[PROSKAUER ROSE GOETZ & MENDELSOHN]
                                1585 Broadway
                         New York, New York  10036


                               (212) 969-3241


                              September 14, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

       Re:  Munsingwear, Inc.
            Amendment No. 4 to Schedule 13D

Dear Commissioners:

       We hereby electronically transmit for filing Amendment No. 4 to
Schedule 13D for the above-mentioned company.

                              Respectfully submitted,

                              /s/ Robert K. Kane

                              Robert K. Kane

                                  UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                    SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 4)

Munsingwear, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

62632010
(CUSIP Number)

Arnold M. Amster
767 Fifth Avenue
New York, New York 10153
(212) 664-4500
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

September 12, 1995
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is
the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box __

Check the following box if a fee is being paid with this statement __. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                         (continued on the following pages)

                                (Page 1 of 9 pages)


SCHEDULE 13D
CUSIP No. 62632010
Page 2 of 9

1     NAME OF REPORTING PERSONS
      Arnold M. Amster

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b) __

3     SEC USE ONLY

4     SOURCE OF FUNDS*

             PF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __

6     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States


NUMBER OF                 7     SOLE VOTING POWER
                                      50,000
SHARES
BENEFICIALLY              8     SHARED VOTING POWER
                                      187,000
OWNED BY
EACH                      9     SOLE DISPOSITIVE POWER
                                       50,000
REPORTING
PERSON WITH               10    SHARED DISPOSITIVE POWER
                                      187,000

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

           187,000

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* __

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             9.23%

14    TYPE OF REPORTING PERSON*

              IN

SCHEDULE 13D
CUSIP No. 6232010
Page 3 of 9

1     NAME OF REPORTING PERSONS
      Peggy J. Amster

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b) __

3     SEC USE ONLY

4     SOURCE OF FUNDS*

            PF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __

6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

NUMBER OF          7      SOLE VOTING POWER
                                33,500
SHARES
BENEFICIALLY       8      SHARED VOTING POWER
                                   0
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER
                                 33,500
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER
                                    0

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

            33,500

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* __


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.65%

14    TYPE OF REPORTING PERSON*

             IN

SCHEDULE 13D
CUSIP No. 62632010
Page 4 of 9

1     NAME OF REPORTING PERSONS
      Peggy J. Amster, as
      custodian for Wendy Amster

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b) __

3     SEC USE ONLY

4     SOURCE OF FUNDS*

            PF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __


6     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF          7      SOLE VOTING POWER
                                 0
SHARES
BENEFICIALLY       8      SHARED VOTING POWER
                                8,500
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER
                                  0
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER
                                8,500

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

              8,500

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* __

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              .42%

14    TYPE OF REPORTING PERSON*

               IN

SCHEDULE 13D
CUSIP No. 62632010
Page 5 of 9

1     NAME OF REPORTING PERSONS
      Robert M. Boyar

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b) __

3     SEC USE ONLY

4     SOURCE OF FUNDS*

             PF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

NUMBER OF          7      SOLE VOTING POWER
                               6,900
SHARES
BENEFICIALLY       8      SHARED VOTING POWER
                                  0
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER
                                6,900
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER
                                  0

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

              6,900

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* __


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              .31%

14    TYPE OF REPORTING PERSON*

               IN

SCHEDULE 13D
CUSIP No. 62632010
Page 6 of 9

1     NAME OF REPORTING PERSONS
      Trust for benefit of Peggy J. Amster

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b) __

3     SEC USE ONLY

4     SOURCE OF FUNDS*

           OO

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __


6     CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

NUMBER OF          7      SOLE VOTING POWER
                                  0
SHARES
BENEFICIALLY       8      SHARED VOTING POWER
                                2,500
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER
                                   0
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER
                                 2,500

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

              2,500

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* __


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              .12%

14    TYPE OF REPORTING PERSON*

               OO

SCHEDULE 13D
CUSIP No. 62632010
Page 7 of 9

1     NAME OF REPORTING PERSONS
      Trust for benefit of
      Linda Preuss

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b) __

3     SEC USE ONLY

4     SOURCE OF FUNDS*

            OO

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __



6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

NUMBER OF          7      SOLE VOTING POWER
                                 0
SHARES
BENEFICIALLY       8      SHARED VOTING POWER
                                2,500
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER
                                  0
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER
                                 2,500

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

              2,500

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* __


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              .12%

14    TYPE OF REPORTING PERSON*

               OO

SCHEDULE 13D
CUSIP No. 62632010
Page 8 of 9

1     NAME OF REPORTING PERSONS
      Flex Holding Corp.

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) __

            (b) __

3     SEC USE ONLY

4     SOURCE OF FUNDS*

            WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(D) OR 2(E) __


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

NUMBER OF          7      SOLE VOTING POWER
                               98,500
SHARES
BENEFICIALLY       8      SHARED VOTING POWER
                                  0
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER
                               98,500
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER
                                  0
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON

            98,500

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES* __


13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.85%

14    TYPE OF REPORTING PERSON*

              CO

Item 4.   Purpose of Transaction

          This Amendment No. 4 amends and supplements the statement on Schedule 13D dated March 28, 1995, as amended, filed by Arnold M. Amster, Peggy J. Amster, Peggy J. Amster, custodian for Wendy Amster, Peggy Amster Trust, Linda Preuss Trust, Flex Holding Corp., and Robert M. Boyar relating to the shares of Common Stock of the Issuer. Any terms not defined herein shall have the meaning ascribed to them in the statement on Schedule 13D dated March 28, 1995.

          The response to Item 4(d) is hereby amended by adding thereto the following information:

           Mr. Arnold Amster recently had a conversation with a member of the Issuer's Board of Directors and was asked if he was interested in a seat on the Board of Directors of the Issuer.
Mr. Amster has had subsequent conversations with this Director concerning Mr. Amster's investment in the Issuer and a seat on the Board of Directors. Mr. Amster after due consideration of his investment in the Issuer, made a request to the Issuer's Chief Executive Officer that he be elected to the Issuer's Board of Directors. The Issuer has not responded to Mr. Amster's request.


                                      Signature

           The undersigned, after reasonable inquiry and to the best of their knowledge and belief, certify that the information set forth in this statement is true, complete and correct.


September 14, 1995                           /s/ Arnold M. Amster

                                            Arnold M. Amster


                                            /s/ Peggy J. Amster*

                                            Peggy J. Amster


                                            /s/ Peggy J. Amster*

                                            Peggy J. Amster, as
                                            custodian for Wendy Amster


                                            /s/ Robert M. Boyar*

                                            Robert M. Boyar


                                            TRUST FOR THE BENEFIT OF
                                            PEGGY J. AMSTER


                                            By /s/ Arnold M. Amster

                                            Arnold M. Amster, Trustee


                                            TRUST FOR THE BENEFIT OF
                                            LINDA PREUSS


                                            By /s/ Arnold M. Amster

                                            Arnold M. Amster, Trustee


                                            FLEX HOLDING CORP.


                                            By /s/ Arnold M. Amster
                                                 Arnold M.Amster,
                                                 Chairman of the Board


                                            * By Arnold M. Amster
                                                  Attorney-in-fact


                                            /s/ Arnold M. Amster

                                            Arnold M. Amster